UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Rockwell Medical, Inc.
(Name of Registrant as Specified In Its Charter)

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Rockwell Medical Announces Adjournment of Annual Meeting of Shareholders

June 7, 2019

- Adjournment solely to vote on Delaware reincorporation Proposal 3(a) -

- Both leading independent advisory firms have issued favorable recommendations on proposal -

WIXOM, Mich., June 07, 2019 (GLOBE NEWSWIRE) -- Rockwell Medical, Inc. (NASDAQ:RMTI) (“Rockwell Medical” or the “Company”), a biopharmaceutical company dedicated to improving outcomes for patients with anemia, with an initial focus on end-stage renal disease (ESRD) and chronic kidney disease (CKD), today announced partial results and the partial adjournment of the Company’s 2019 Annual Meeting of Shareholders (the “Annual Meeting”), which was held at 10:00 a.m. on June 6, 2019 and at which time all director nominees were elected and Proposals 2, 4 and 5, as set forth in the Company’s Definitive Proxy Statement, were approved by shareholders.

The Company adjourned the meeting with respect to Proposal 3(a) (reincorporation to Delaware while opting out of Delaware’s controlled-share statute, referred to as “Section 203”), for the limited purpose of allowing additional time for shareholders to vote on the proposal.

While Proposal 3(a) has exceeded 78% approval of the votes cast, and 65% of the votes cast were in favor of Proposal 3(b) (reincorporation to Delaware without opting out of Section 203), approval of more than 50% of all outstanding shares of Rockwell Medical stock is necessary for the proposal to be approved. While the votes cast prior to adjournment strongly favored the reincorporation proposals, approximately 23 million shares remained unvoted on these proposals.

Based on the total votes cast prior to adjournment, and in order to simplify the reincorporation proposal, the Board elected to withdraw Proposal 3(b) and adjourn the Annual Meeting until 9:00 a.m. (Eastern Time) on June 25, 2019 for the sole purpose of allowing additional time for shareholders to vote on Proposal 3(a).

Both leading independent proxy advisory firms, Institutional Shareholder Services and Glass Lewis & Co., have recommended in favor of Proposal 3(a).

If you have already voted your shares For Proposal 3(a), you do not need to vote again and we thank you for your support.  If you voted against Proposal 3(a), we urge you to reconsider your vote.  The Board believes the proposed reincorporation is in the best interests of our stockholders.

“I appreciate the substantial shareholder support for reincorporation Proposal 3(a), as demonstrated by the affirmative vote of over 78% of the votes cast to date on this matter,” said Stuart Paul, Chief Executive Officer of Rockwell. “Over the next few weeks, we will be reaching out to additional shareholders through various measures to obtain additional votes on the proposal. We have also simplified our reincorporation proposal with the withdrawal of Proposal 3(b) (which did not have the Delaware 203 opt-out) and have acknowledged the stated preference of shareholders based on votes cast through the date of adjournment of the Annual Meeting.”

If you have any questions or need assistance voting your shares, please call the firm assisting Rockwell with the solicitation of proxies, Saratoga Proxy Consulting, toll-free at (888) 368-0379 or (212) 257-1311.

About Rockwell Medical

Rockwell Medical is a biopharmaceutical company dedicated to improving outcomes for patients with anemia, with an initial focus on end-stage renal disease (ESRD) and chronic kidney disease (CKD). Rockwell Medical’s exclusive renal drug therapy, Triferic, supports disease management initiatives to improve the quality of life and care of dialysis patients and is intended to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. The Company has developed multiple formulations of Triferic, the only FDA-approved therapeutic indicated for iron replacement and maintenance of hemoglobin in hemodialysis patients. The Company’s strategy is to bring its therapeutics to market in the United States and to utilize partners to develop and commercialize such therapeutics in international markets. Rockwell Medical is also an established manufacturer, supplier and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad. Please visit www.rockwellmed.com for more information.

Additional Information and where to find it

The Company has filed a definitive proxy statement on Schedule 14A and associated proxy card  (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), which was filed on April 30, 2019. The Company, its directors, its executive officers and certain other individuals set forth in the definitive proxy statement will be deemed participants in the solicitation of proxies from shareholders in respect of the Annual Meeting. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company by security holdings or otherwise is set forth in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING PROXY CARD. The Proxy Statement and a form of proxy have been mailed to shareholders of the Company. Investors and shareholders can obtain a copy of the documents filed by the Company with the SEC, including the Proxy Statement, free of charge by visiting the SEC’s website, www.sec.gov.

Contact

Investor Relations:

Lisa M. Wilson, In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

Source: Rockwell Medical, Inc.